Exhibit 2.3
SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT
     THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Second Amendment”), dated as of September 24, 2008, is by and among SunTrust Bank Holding Company (“Seller”) and Guarantee Insurance Group, Inc. (“Buyer”).
W I T N E S S E T H:
     WHEREAS, Seller and Buyer entered into that certain Stock Purchase Agreement dated as of March 4, 2008 (the “Stock Purchase Agreement”), under which Seller proposes to sell and Buyer proposes to buy from Seller fifty thousand (50,000) shares of common stock, $100 par value (the “Common Stock”), of Madison Insurance Company (the “Company”), which represents one hundred percent (100%) of the issued and outstanding capital stock of the Company;
     WHEREAS, Seller and Buyer entered into that certain First Amendment to Stock Purchase Agreement dated as of July 24, 2008 (the “First Amendment”) under which the parties amended certain provisions of the Stock Purchase Agreement; and
     WHEREAS, the parties now desire to further amend the Stock Purchase Agreement in accordance with the terms set forth below.
     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	Certain Definitions. Terms defined in the Stock Purchase Agreement and not otherwise defined herein shall have the meanings set forth in the Stock Purchase Agreement.

2.	Amendments to the Stock Purchase Agreement. Seller and Buyer hereby agree that, effective upon payment of the Extension Fee (defined below), the Stock Purchase Agreement is hereby amended as follows:
2.1 Amendment of Section 5.5. Section 5.5 of the Stock Purchase Agreement is hereby deleted and replaced in its entirety with the following:
5.5 Government Filings. Seller and Buyer shall, as soon as reasonably practicable after execution of this Agreement, and, as provided herein, as a condition to Closing make any and all filings required to be made by them with any and all governmental authorities in connection with the consummation of the transactions contemplated herein. Accordingly, and not in limitation of the preceding sentence, Buyer shall promptly file, after the execution of this Second Amendment, at its expense, an application to acquire control of the Company with the Florida Office of Insurance Regulation (“FLOIR”), and shall provide a copy of the completed application to Seller at least two (2) Business Days prior to filing the application with the FLOIR. The Parties shall request that the GDOI maintain in pending status the Form A application to acquire control of the Company currently filed with the GDOI. Seller shall also promptly file applications with the GDOI and FLOIR to convert the Company’s state of domicile from Georgia to Florida (the “Redomestication”), with such Redomestication being conditioned upon and not effective unless and until the consummation of the transactions contemplated by this Agreement. Buyer agrees to reimburse Seller for all reasonable, documented, out-of-pocket expenses (including without limitation reasonable attorneys fees and costs, but not including in-house or office expenses) incurred by Seller in connection with the Redomestication. In addition, prior to Closing Seller will continue to timely file all required statutory statements with the GDOI, and after Closing, Buyer will timely file all required statutory statements with the FLOIR. Each party shall furnish the other party with any reasonably necessary information, certificates and other documents in a timely manner and shall cooperate with the other party in all ways reasonably necessary to effect any of the filings which are subject to this Section 5.5.
2.2	Amendment of Section 6.1(d). Section 6.1(d) of the Stock Purchase Agreement is hereby deleted and replaced in its entirety with the following:
(d) All authorizations, regulatory clearances or other governmental consents or approvals (including the approvals of the GDOI and the FLOIR of the Redomestication applications, and of FLOIR of the Form A application and pooling agreement between the Company and Guarantee Insurance Company, as applicable) required in connection with the purchase and sale of the Stock and the consummation of the Closing shall have been duly obtained, made or given and shall be in full force and effect.
2.3	Amendment of Section 6.2(d). Section 6.2(d) of the Stock Purchase Agreement is hereby deleted and replaced in its entirety with the following:
(d) All authorizations, regulatory clearances or other governmental consents or approvals (including the approvals of the GDOI and the FLOIR of the Redomestication applications, and of FLOIR of the Form A application and pooling agreement between the Company and Guarantee Insurance Company, as applicable) required in connection with the purchase and sale of the Stock and the consummation of the Closing shall have been duly obtained, made or given and shall be in full force and effect.
2.4	Amendment of Section 6.3(d). Section 6.3(d) of the Stock Purchase Agreement is hereby deleted and replaced in its entirety with the following:
(d)	by Buyer, by giving written notice to Seller, if the Closing shall not have occurred on or before November 1, 2008 by reason of the failure of any condition precedent contained in Section 6.1 (unless the failure results primarily from a breach by Buyer of any representation, warranty, covenant or agreement of Buyer contained in this Agreement); and
2.5	Amendment of Section 6.3(e). Section 6.3(e) of the Stock Purchase Agreement is hereby deleted and replaced in its entirety with the following:

(e)	by Seller, by giving written notice to Buyer, if the Closing shall not have occurred on or before November 1, 2008 by reason of the failure of any condition precedent contained in Section 6.1(h) or Section 6.2 (unless the failure results primarily from a breach by Seller of any representation, warranty, covenant or agreement of Seller contained in this Agreement).
2.5 Amendment of Schedule 3.21. Item 2 of Schedule 3.21 to the Stock Purchase Agreement is hereby amended to read as follows:
2. Florida Office of Insurance Regulation
3.	Acknowledgements. Seller and Buyer hereby expressly agree and acknowledge, effective as of the date hereof, as follows:
3.1	Continuation of Delay Premiums. As of September 24, 2008, pursuant to Section 2.3 of the Stock Purchase Agreement, Buyer has accrued Delay Premium payments in the aggregate amount of Two Hundred Forty Thousand Dollars and no 100’s ($240,000.00) as the combined total for each of the full four (4) calendar months of May, June, July and August, plus the twenty four (24) days which have elapsed in September, in connection with the delay of the Closing beyond April 30, 2008. The Delay Premiums shall continue to accrue according to the terms of Section 2.3 of the Stock Purchase Agreement up to the date of the Closing. In the event the Stock Purchase Agreement is terminated by Buyer prior to Closing, Buyer hereby agrees that in addition to any amounts due Seller pursuant to Section 6.3(d), it shall pay to Seller all Delay Premium amounts which have accrued from and after April 30, 2008. Simultaneously with the execution and delivery of this Second Amendment, Buyer shall make a single nonrefundable payment to Seller in the amount of seventy-five thousand dollars ($75,000)(the “Extension Fee”) that shall be applied as a credit against the Delay Premium payments due and owing at Closing.
4.	Miscellaneous.
4.1	Entire Agreement. This Second Amendment, the First Amendment, the Stock Purchase Agreement and the Exhibits, Schedules and other documents referenced therein, including the Disclosure Schedules to the Stock Purchase Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Except to the extent specifically amended hereby, the provisions of the Stock Purchase Agreement shall remain unmodified and in full force and effect.

4.2	Counterparts/Facsimile. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. Signatures to this Amendment may be delivered via facsimile transmission or by PDF via electronic mail.

4.3	Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without reference to any choice of law rules.
[Signatures on the following page.]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date and year first above written.

BUYER:

GUARANTEE INSURANCE GROUP, INC.

By:	/s/ Steven M. Mariano
Name: Steven M. Mariano
Title: President and Chief Executive Officer

SELLER:

SUNTRUST BANK HOLDING COMPANY

By:	/s/ Raymond D. Fortin

Name:	Raymond D. Fortin

Title:	SVP & Assistant Corp Secretary

[Signature Page to Second Amendment to Stock Purchase Agreement]